Filed pursuant to Rule 424(b)(3)
Registration No. 333-139499
Prospectus Supplement No. 2
(To Prospectus dated May 4, 2007)
4,280,714
SHARES
WILLBROS GROUP, INC.
COMMON STOCK

     This prospectus supplement No. 2 supplements and amends the prospectus dated May 4, 2007, as supplemented and amended by that certain prospectus supplement No. 1 dated May 10, 2007 (the “Prospectus”). This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.
     This prospectus supplement includes our attached Current Report on Form 8-K filed on May 17, 2007.
     There are significant risks associated with an investment in our securities. These risks are described under the caption “Risk Factors” beginning on page 6 of the Prospectus, as the same may be updated in prospectus supplements.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is May 17, 2007.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	May 16, 2007
WILLBROS GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)
Republic of Panama

(State or Other Jurisdiction of Incorporation)

1-11953	98-0160660

(Commission File Number)	(IRS Employer Identification No.)
Plaza 2000 Building, 50th Street, 8th Floor, P.O. Box 0816-01098, Panama, Republic of Panama

(Address of Principal Executive Offices)	(Zip Code)
+50-7-213-0947

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On May 16, 2007, Willbros Group, Inc. (the “Company”) entered into Conversion Agreements (the “Conversion Agreements”) with two holders of the Company’s 6.5% Senior Convertible Notes due 2012 issued between December 2005 and March 2006 (the “6.5% Notes”). Under the Conversion Agreements, the investors will convert $36.25 million in aggregate principal amount of the 6.5% Notes into a total of 2,064,821 shares of the Company’s common stock, $0.05 par value per share (“Common Stock”). As an inducement for the investors to convert the 6.5% Notes, the Company has also agreed pursuant to the Conversion Agreements to make a cash payment to the investors in an aggregate amount equal to approximately $8.97 million, plus accrued interest for the current interest period. The transaction is expected to close on May 18, 2007. Subsequent to the closing, $48.25 million in aggregate principal amount of the 6.5% Notes will remain outstanding.
     The Conversion Agreements are attached to this Current Report on Form 8-K as Exhibits 10.1 and 10.2 and are incorporated by reference as though fully set forth herein. The foregoing summary description of the Conversion Agreements is not intended to be complete and is qualified in its entirety by the complete text of the Conversion Agreements.
Item 3.02. Unregistered Sales of Equity Securities.
     The discussion under Item 1.01 above is incorporated by reference herein. The issuance of the shares of Common Stock under the Conversion Agreements is exempt from registration pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended, since all of the shares will be issued exclusively to existing security holders in exchange for outstanding securities and no commission or other remuneration will be paid or given directly or indirectly for soliciting the exchange.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.
     The following exhibits are filed herewith:

10.1	Conversion Agreement with respect to $14.5 million in aggregate principal amount of the 6.5% Notes.

10.2	Conversion Agreement with respect to $21.75 million in aggregate principal amount of the 6.5% Notes.

99.1	Press release of the Company dated May 17, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLBROS GROUP, INC.
Date: May 17, 2007	By:	/s/ Van A. Welch
Van A. Welch
Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Conversion Agreement with respect to $14.5 million in aggregate principal amount of the 6.5% Notes.

10.2	Conversion Agreement with respect to $21.75 million in aggregate principal amount of the 6.5% Notes.

99.1	Press release of the Company dated May 17, 2007.